EXHIBIT 11.1
                    TRITON ENERGY LIMITED AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS PER ORDINARY SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                 (UNAUDITED)




                                                             THREE MONTHS ENDED
                                                                  MARCH 31,
                                                        ------------------------------
                                                                       1997      1996
                                                        --------------------  --------

PRIMARY COMPUTATION:
Net earnings                                            $             3,486   $11,351
Dividends on preference shares                                         (213)     (772)
                                                        --------------------  --------

Net earnings applicable to ordinary shares              $             3,273   $10,579
                                                        --------------------  --------

Shares:
Average number of ordinary shares outstanding                        36,375    35,410
Additional shares assuming conversion of
   stock options and convertible debentures                             727     1,213
                                                        --------------------  --------
Average ordinary and equivalent shares outstanding                   37,102    36,623
                                                        --------------------  --------

PRIMARY EARNINGS PER ORDINARY SHARE                     $              0.09   $  0.29
                                                        --------------------  --------

FULLY DILUTED COMPUTATION:*
Net earnings                                            $             3,486   $11,351
Net interest expense related to convertible debt                        ---       196
                                                        --------------------  --------
Net earnings applicable to ordinary shares as adjusted  $             3,486   $11,547
                                                        --------------------  --------

Shares:
Average number of ordinary shares outstanding                        36,375    35,410
Additional shares assuming conversion of:
Stock options and convertible debentures                                727     1,304
Preference shares                                                       247       257
Convertible debt of affiliate                                           ---       556
                                                        --------------------  --------
Average ordinary and equivalent shares
   outstanding as adjusted                                           37,349    37,527
                                                        --------------------  --------

FULLY DILUTED EARNINGS PER ORDINARY SHARE               $              0.09   $  0.31
                                                        --------------------  --------






*  This  calculation  is  submitted  in  accordance  with  Regulation S-K item
601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.